Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-260851) and Form S-8 (Nos. 333-248791, 333-207569, 333-114932, 333-62188, 333-169490, 333-205748 and 333-220561) of RF Industries, Ltd., of our report dated January 24, 2023 on our audits of the consolidated financial statements of RF Industries, Ltd. and Subsidiaries as of October 31, 2022 and 2021 and for the years then ended, included in this Annual Report on Form 10-K of RF Industries, Ltd. for the year ended October 31, 2022.

/s/ CohnReznick LLP

Tysons, Virginia

January 24, 2023